UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2006
Penford Corporation
(Exact name of registrant as specified in its charter)

Washington	0-11488	91-1221360
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7094 South Revere Parkway,
Centennial, Colorado	80112-3932
(Address of principal executive offices	(Zip Code)
303-649-1900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
The information set forth under Item 2.03 of this Report on Form 8-K is hereby incorporated by reference into this Item 1.01.
Item 2.03 Creation of a Direct Financial Obligation
On October 5, 2006, Penford Corporation (the “Company”) entered into a $145 million Second Amended and Restated Credit Agreement (the “Agreement”) among the Company; Harris N.A.; LaSalle Bank National Association; Cooperative Centrale Raiffeisen-Boorleenbank B.A., “Rabobank Nederland” (New York Branch); U.S. Bank National Association; and the Australia and New Zealand Banking Group Limited. A copy of the Agreement is attached to this Form 8-K as Exhibit 10.1.
The Agreement refinances the Company’s previous $105 million secured term and revolving credit facilities (the “Previous Facility”). Under the Agreement, the Company may borrow $40 million in term loans and $60 million in revolving lines of credit. The lenders’ revolving credit loan commitment may be increased under certain conditions described in the Agreement. In addition, the Agreement provides the Company with $45 million in new capital expansion funds which may be used by the Company to finance the construction of its planned ethanol production facility in Cedar Rapids, Iowa. The capital expansion funds may be borrowed as term loans from time to time prior to October 5, 2008.
The Agreement increases the amount of credit available to the Company, reduces certain interest rate margins, provides for higher maximum Total Funded Debt Ratios (as defined in the Agreement), and has later final maturity dates compared with the Previous Facility. The final maturity date for the term and revolving loans under the Agreement is December 31, 2011. Beginning on December 31, 2006, the Company must repay the term loans in twenty equal quarterly installments of $1 million, with the remaining amount due at final maturity. The final maturity date for the capital expansion loans is December 31, 2012. Beginning on December 31, 2008, the Company must repay the capital expansion loans in equal quarterly installments of $1.25 million through September 30, 2009 and $2.5 million thereafter, with the remaining amount due at final maturity. Interest rates under the Agreement are based on either the London Interbank Offering Rates (“LIBOR”) in Australia or the U.S., or the prime rate, depending on the selection of available borrowing options under the Agreement.
The Agreement contains, among other things, limitations on indebtedness and capital expenditures as well as required maintenance levels for a fixed charge ratio and tangible net worth. The Company’s obligations under the Agreement are secured by substantially all of the Company’s assets and those of its principal domestic subsidiary, Penford Products Co. As of the date of this Form 8-K, the Company had $62.8 million outstanding under the Agreement.
The foregoing is intended to provide general information about the Agreement and does not constitute a full description. Reference is made to the Agreement attached hereto as Exhibit 10.1.
Item 8.01 Other Events
On October 10, 2006, the Company issued the press release attached hereto as Exhibit 99.1.

Item 9.01: Financial Statements and Exhibits
(c) Exhibits

Exhibit No.	Description
10.1	Second Amended and Restated Credit Agreement dated as of October 5, 2006
99.1	Press release dated October 10, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Penford Corporation
(Registrant)

October 10, 2006	/s/ Steven O. Cordier
Steven O. Cordier
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Second Amended and Restated Credit Agreement dated as of October 5, 2006
99.1	Press release dated October 10, 2006

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